2 Bethesda Metro Center, Suite 1530, Bethesda, MD 20814
T: (240) 507-1300, F: (240) 396-5626
www.pebblebrookhotels.com

News Release

PEBBLEBROOK HOTEL TRUST COMPLETES $300 MILLION CREDIT FACILITY

BETHESDA, MD, JULY 16, 2012 – Pebblebrook Hotel Trust (NYSE: PEB) (the “Company”) today announced that it has successfully amended and restated its senior unsecured revolving credit facility. The amended credit facility was increased to $300 million and is composed of a $200 million unsecured revolving credit facility and a $100 million unsecured term loan. The pricing on the amended credit facility has been significantly reduced and the facility now matures in July 2016 with an option to extend to July 2017. All other business terms are substantially the same as the prior credit facility.

“We are extremely pleased with the continued strong support from our bank group,” noted Raymond D. Martz, Chief Financial Officer for Pebblebrook Hotel Trust. “This amended credit facility allows us to substantially reduce our borrowing costs, while also extending the maturity of our facility and increasing the capital we have available for future acquisitions and capital investments. This amended credit facility further reduces our overall cost of capital while also enabling us to maintain our targeted conservative capital structure.”

The amended revolving credit facility’s interest rate is based on a pricing grid with a range of 175 to 250 basis points over LIBOR, based on the Company’s leverage ratio. Based on the Company’s current leverage ratio, the interest rate on the revolving credit facility would be approximately 2.0 percent. The credit facility also includes an accordion option that allows the Company to request additional lender commitments up to a total of $600 million. The Company currently has no outstanding balance on the $200 million revolving credit facility.

In addition to the $200 million unsecured revolving credit facility, the Company also completed a $100 million unsecured term loan. The term loan has a five-year term maturing July 2017 and a 30-day delayed draw feature. The interest rate on the unsecured term loan is based on a pricing grid similar to the pricing grid on the Company’s amended revolving credit facility and is determined by the Company’s leverage ratio. The Company has not yet utilized this new $100 million term loan, but it anticipates that it will do so within the next 30 days.

The Company’s $300 million unsecured credit facility is led by Merrill Lynch, Pierce, Fenner & Smith

Incorporated. Bank of America, N.A. serves as the Administrative Agent, U.S. Bank National Association serves as the Syndication Agent and Raymond James Bank, N.A., Regions Bank and Wells Fargo Bank, National Association serve as Documentation Agents. The following banks are also participants in the credit facility: Citibank, N.A.; PNC Bank, National Association; Royal Bank of Canada; and Capital One, N.A.

About Pebblebrook Hotel Trust

Pebblebrook Hotel Trust is a publicly traded real estate investment trust (“REIT”) organized to opportunistically acquire and invest primarily in upper upscale, full service hotels located in urban markets in major gateway cities. The Company owns 23 hotels, comprised of 17 wholly owned hotels, with a total of 4,161 guest rooms and a 49 percent joint venture interest in six hotels with 1,733 guest rooms. The Company owns, or has an ownership interest in, hotels located in ten states and the District of Columbia, including 15 markets: San Diego, California; San Francisco, California; Santa Monica, California; West Hollywood, California; Miami, Florida; Buckhead, Georgia; Bethesda, Maryland; Boston, Massachusetts; Minneapolis, Minnesota; New York, New York; Portland, Oregon; Philadelphia, Pennsylvania; Columbia River Gorge, Washington; Seattle, Washington; and Washington, DC. For more information, please visit www.pebblebrookhotels.com.

This press release contains certain “forward-looking” statements relating to, among other things, potential incurrence of indebtedness. Forward-looking statements are generally identifiable by use of forward-looking terminology such as “may,” “will,” “should,” “potential,” “intend,” “expect,” “seek,” “anticipate,” “estimate,” “approximately,” “believe,” “could,” “project,” “predict,” “forecast,” “continue,” “plan” or other similar words or expressions. Forward-looking statements are based on certain assumptions and can include future expectations, future plans and strategies, financial and operating projections or other forward-looking information. These forward-looking statements are subject to various risks and uncertainties, many of which are beyond the Company’s control, which could cause actual results to differ materially from such statements. These risks and uncertainties include, but are not limited to, the state of the U.S. economy and the supply of hotel properties, and other factors as are described in greater detail in the Company’s filings with the Securities and Exchange Commission, including, without limitation, the Company’s Annual Report on Form 10-K for the year ended December 31, 2011. Unless legally required, the Company disclaims any obligation to update any forward-looking statements, whether as a result of new information, future events or otherwise.
For further information about the Company’s business and financial results, please refer to the “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and “Risk Factors” sections of the Company’s SEC filings, including, but not limited to, its Annual Report on Form 10-K and Quarterly Reports on Form 10-Q, copies of which may be obtained at the Investor Relations section of the Company’s website at www.pebblebrookhotels.com.
All information in this release is as of July 16, 2012. The Company undertakes no duty to update the statements in this release to conform the statements to actual results or changes in the Company’s expectations.

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Additional Contacts:

Raymond D. Martz, Chief Financial Officer, Pebblebrook Hotel Trust - (240) 507-1330

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www.pebblebrookhotels.com